Exhibit 10.29

STANDARD OFFICE LEASE

BY AND BETWEEN

KROEZE KONCEPTS, INC.,

a California corporation

AS LANDLORD,

AND

MEDICINE MADE EASY,

a California corporation AS TENANT

SUITE 170 and 180

HAMILTON CORPORATE CENTER

Located at 19300 South Hamilton Avenue, Gardena, California 90248

STANDARD OFFICE LEASE

This Standard Office Lease (“Lease”) is made and entered into as of this 23rd day of August, 2005, by and between KROEZE KONCEPTS, INC., a California corporation (“Landlord”), and MEDICINE MADE EASY, a California corporation (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as Suite Nos. 170 and 180 on the first floor, as designated on the plan attached hereto and incorporated herein as Exhibit “A” (“Premises”), which is part of the project (“Project”) now known as HAMILTON CORPORATE CENTER whose address is 19300 South Hamilton Avenue, Gardena, California 90248, for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

A.	Term:	5 years and 3 months

	Commencement Date:	The “Substantial Completion” (as defined in the Tenant Work Letter) of the Premises, which date is estimated to be December 1, 2005.

	Expiration Date:	The last day of the 63rd full calendar month following the Commencement Date.

B.	Square Footage:	7,280 rentable (6,442 usable) square feet.

C.	Basic Rental:

Lease Months	Monthly Basic Rental	Monthly Basic Rental Per Rentable Square Foot
1	$12,230.40	$1.68
2-4	$0.00	$0.00
5-14	$12,230.40	$1.68
15-26	$12,594.40	$1.73
27-38	$12,958.40	$1.78
39-50	$13,322.40	$1.83
51-63	$13,686.40	$1.88

D.	Base Year:	2006

E.	Tenant’s Proportionate Share:	11.34%

F.	Security Deposit:	A security deposit of $12,230.40 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

G.	Permitted Use:	General office use and sales of pharmaceuticals, and all related uses, subject to the terms of Article 7.

H.	Brokers:	Beitler Commercial Realty Services (on behalf of Tenant) and Grubb & Ellis (on behalf of Landlord).

I.	Parking Spaces:	Tenant shall have the use of 29 unreserved parking spaces, at no cost to Tenant, on the terms set forth in Article 23 hereof.

J.	First Month’s Rent:	The first full month’s rent of $12,230.40 shall be due and payable by Tenant to Landlord upon the execution of this Lease.

K.	Improvement Work	See the Tenant Work Letter (Exhibit E).

L.	Signage	Tenant shall be entitled to one (1) strip on the Building directory board and building standard entry door signage identifying Tenant at Landlord’s sole cost and expense. Any changes to Tenant’s directory board listing or door signage shall be at Tenant’s sole cost and expense.

M.	Guarantor	ALLION HEALTHCARE, INC., a Delaware corporation

ARTICLE 2

TERM/PREMISES

2.1 Term/Premises. The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, with the first Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first day of a calendar month, the first Lease Year shall end on the last day of the eleventh (11th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date. Notwithstanding any term in this Lease to the contrary, in the event the construction of the Premises as outlined in Tenant Work Letter is not substantially completed on or before February 1, 2006 (such date to be extended to the extent of any “Tenant Delay,” as defined in Section 4.2 of the Tenant Work Letter), then in such event Tenant may, at its option, cancel this Lease without any penalty or obligation to pay rent and the security deposit and first months rent shall be returned in full to Tenant Said option to cancel is not subject to any other notice, cure or force majeure provision provided for in this Lease. Subject to Section 2.3, Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

2.2 Option to Extend the Term.

(i) Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) one (1) option (the “Option”) to extend the Lease Term for the entire Premises for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord set forth below. The right contained in this Section 2.2 shall be personal to the Original Tenant or an “Affiliate” (as defined in Article 15 below) only and may only be exercised by the Original Tenant or an Affiliate (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or an Affiliate occupies at least fifty percent (50%) of the entire Premises as of the date of Tenant’s Acceptance (as defined in Section 2.2(iii) below).

(ii) Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the time of Landlord’s “Option Rent Notice” (as defined below), are entering into leases for non-sublease, non-encumbered, space comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in the Project and in other office buildings comparable in age, appearance and quality of construction to the Project in the vicinity of the Project in the “190th Street Corridor,” taking into consideration any applicable concessions including, without limitation, any free rent and any improvement allowances, with reference to the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

(iii) Exercise of Options. The Options shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in uncured, material default on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than nine (9) months nor less than six (6) months prior to the expiration of the Lease Term (or the first Option Term, as applicable), stating that Tenant is interested in exercising the Option, (iii) within thirty (30) days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Lease Term (or the first Option Term, as applicable) shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent for the applicable Option Term shall be as indicated hi the Option Rent Notice (or as specified in subsection “iv” below if Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance).

(iv) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (1) through (7):

(1) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one neutral arbitrator who shall by profession be a current independent real estate broker of commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (ii), above.

(2) The two arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(3) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

(4) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(5) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(6) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

(7) The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3 Remeasurement Right. The usable area of the Premises shall be determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (the “BOMA Standard”). The rentable square footage of the Premises shall be equal to the product of (i) the usable square footage of the Premises measured pursuant to the BOMA Standard, and (ii) 1.13. Landlord and Tenant shall each have the right, upon notice (the “Remeasurement Notice”) delivered to the other party within sixty (60) days following the Commencement Date to remeasure the usable square footage of the Premises in accordance with the BOMA Standard. In the event that such remeasurement indicates that the usable square footage measurement set forth in this Lease is in excess of or lower than the usable square footage number which would have resulted had the BOMA Standard been properly utilized, any payments due either party (or other rights between Landlord and Tenant) based upon the amount of rentable and usable square feet contained in the Premises (including, without limitation, the Basic Rental, Tenant’s Proportionate Share, and the Security Deposit amount) shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of rentable and usable square feet as properly derived from the remeasured useable square footage under the BOMA Standard. If either party disagrees with the other party’s remeasurement and if a dispute occurs regarding the final accuracy of the usable square footage measurement of the Premises in accordance with the BOMA Standard, such dispute will be conclusively resolved by an architect selected by Landlord and approved by Tenant, in Tenant’s reasonable discretion. In the event that a Remeasurement Notice is not timely delivered in accordance with the terms of this paragraph, the square footage of the Premises shall not be subject to remeasurement, and the rentable and useable square footage set forth in Article 1.B above shall be binding and conclusive.

2.4 Right of First Refusal. Tenant shall have a one-time right of first refusal with respect to Suite 290 on the second floor of the Project (the “First Refusal Space”) upon the terms and conditions set forth in this Section 2.4.

(i) Method of Exercise. Landlord shall notify Tenant in writing (the “First Refusal Notice”) in the event that Landlord receives a bona fide offer from a third party for the potential lease of the First Refusal Space that Landlord intends to accept. The First Refusal Notice shall contain the economic terms of such prospective lease. For a period of five (5) business days following Tenant’s receipt of the First Refusal Notice (the “Election Period”), Tenant shall have the right to inform Landlord in writing (the “Acceptance Notice”) that Tenant desires to lease the First Refusal Space on the economic terms set forth in the First Refusal Notice and otherwise the same basic terms and conditions as provided in this Lease; provided, however, that the term of Tenant’s lease of the First Refusal Space shall be co-terminous with the Term of Tenant’s lease of the Premises. If the term of Landlord’s prospective lease to the third party is longer than the remaining Term of this Lease, Landlord shall be entitled to equitably adjust the concessions to be given to Tenant in the First Refusal Notice on a pro rata basis-based on the term differential. If Tenant fails to deliver written notice to Landlord of Tenant’s election to lease the First Refusal Space within such five (5) business day period, Landlord shall be entitled to enter into a lease with such potential third party tenant or any other tenant, at Landlord’s sole election. Notwithstanding anything to the contrary herein, Tenant’s right of refusal as set forth in this Section 2.4 shall not be effective during the last two (2) years of the Term.

(ii) Delivery of the First Refusal Space. Provided that Tenant timely exercises its option to lease the First Refusal Space, Landlord shall deliver the First Refusal Space to Tenant on the commencement date set forth in the First Refusal Notice (the “Delivery Date”). Notwithstanding the foregoing, Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the First Refusal Space to Tenant on any particular delivery date designated by Landlord or designated in this Lease, if such delay is caused by the holding over of a previous tenant of the First Refusal Space, and further provided that Landlord, at its expense, shall use reasonable efforts to secure possession of the First Refusal Space from such previous tenant.

(iii) Improvement of First Refusal Space. Tenant agrees that Tenant shall accept the First Refusal Space in its then existing “as is” condition, subject to any improvement allowance specified in the First Refusal Notice.

(iv) Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, then within thirty (30) days after the date of such exercise Landlord and Tenant shall use diligent efforts to execute an amendment adding such First Refusal Space to this Lease upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Section 2.4; provided that the execution of such amendment shall not be necessary to effectuate the terms of this Section 2.4.

(v) Rights Personal. The rights contained in this Section 2.4 may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease). Tenant shall not have the right to lease First Refusal Space as provided in this Section 2.4 if, as of the date of the attempted exercise of the first refusal right by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease beyond the applicable notice and cure period.

ARTICLE 3

RENTAL

(a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof the initial monthly and annual sums as set forth in Article 1.C of the Basic Lease Provisions, payable in advance on the first day of each calendar month, without demand, setoff or deduction, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first day or last day of a calendar month, the rent for such month shall be prorated. Checks shall be made payable to “Kroeze Koncepts, Inc.” and shall be sent to The Real Estate Group, 9920 So. La Cienege Blvd, Suite 905, Inglewood, CA 90301 (or to such other person or at such other place as directed from time to tune by written notice to Tenant from Landlord). Notwithstanding the foregoing, the first full month’s rent shall be paid to Landlord in accordance with Article 1.J. of the Basic Lease Provisions.

(b) Increase in Direct Costs. The term “Base Year” means the calendar year set forth in Article 1.D. of the Basic Lease Provisions. If, in any calendar year during the Term of this Lease, the “Direct Costs” (as hereinafter defined) paid or incurred by Landlord shall be higher than the Direct Costs for the Base Year, Tenant shall pay an additional sum for such and each subsequent calendar year equal to the product of the amount set forth in Article 1.E. of the Basic Lease Provisions multiplied by such increased amount of “Direct Costs.” In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty-five (365). Any-and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.

(c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:

(i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof. In no event shall Tax Costs included in Direct Costs for any year subsequent to the Base Year be less than the amount of Tax Costs included in Direct Costs for the Base Year. In addition, when calculating Tax Costs for the Base Year, special assessments shall only be deemed included in Tax Costs for the Base Year to the extent that such special assessments are included in Tax Costs for the applicable subsequent calendar year during the Term. Notwithstanding anything to the contrary contained in this Lease, there shall be excluded from Tax Costs (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), and (ii) any items included as Operating Costs. Furthermore, neither Tax Costs nor Operating Costs for the first thirty-three (33) months of the Term shall include any increase in any and all real estate taxes and other similar charges on real property or improvements as the direct result of the reassessment, such as under Proposition 13, of the Project following the sale or renovation of the Project occurring during the first thirty-three (33) months of the Term.

(ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, including, but not limited to, salaries, wages, medical, and other taxes and benefits for all persons who perform duties connected with the operation, maintenance and repair of the Project; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant’s fees, legal fees, real estate tax consulting fees, personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions as amended from time to time (“CC&Rs”) or owners’ association pertaining to the Project; capital expenditures incurred to effect economies of operation of, or stability of services to, the Project and capital expenditures required by government regulations, laws, or ordinances including, but not limited to the American with Disabilities Act; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator cab carpeting); the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; charges for insurance for the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted. In no event shall costs for any item of utilities included in Direct Costs for any year subsequent to the Base Year be less than the amount included in Direct Costs for the Base Year for such utility item. Notwithstanding anything to the contrary set forth in this Article 3, when calculating Operating Costs for the Base Year, Operating Costs shall exclude (a) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes, (b) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, and (c) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years).

(iii) Operating Costs shall exclude:

1.	Any costs associated with any other property of Landlord, not specifically related to the operations of this Project;

2.	Any legal costs associated with disputes or lease violations by other tenants in the Project;

3.	Landlord’s general or corporate overhead;

4.	Costs associated with any other tenant’s willful or negligent acts;

5.	Costs associated with Landlord’s, or Landlord’s employees’, agents’, vendors’, contractors’ or materials or services providers’, or invitees’ willful or negligent acts;

6.	Any costs associated with preexisting hazardous or medical materials, or those brought onto the Project by a party other than Tenant or its agent;

7.	Costs resulting from the failure of the Project, as of the Commencement Date, to comply with laws applicable to the Project as of the Commencement Date;

8.	Costs of repairing latent defects in the Project;

9.	Management fees in excess of those charged by the landlords of comparable office buildings in the vicinity of the Project;

10.	With respect to any Operating Cost item that is a capital cost or a capital expenditure,

Operating Costs for each year shall include an amount equal to the cost of such item (including interest) amortized over the reasonable useful life of such item (calculated on a straight-line basis), consistent with the practice of the owners of other first class buildings in the Los Angeles area;

11.	Any real estate brokerage commissions, improvements allowances, or other costs incurred in procuring tenants;

12.	Any amount reimbursed by, or reimbursable by, a tenant of the Project or any insurance company or third party;

13.	Payments of principal and/or interest on mortgages or ground lease payments (if any) or other debt or depreciation costs, except as specifically allowed in this Lease (including without limitation pursuant to the terms of subsection “10” above);

14.	Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including, but not limited to, partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees, if any; disputes of Landlord with Project management, or outside fees paid in connection with disputes with other tenants;

15.	The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project;

16.	All items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

17.	All interest and penalties incurred as a result of Landlord’s failure to pay bills as the same become due;

18.	Charitable or political contributions or gifts provided to any entity whatsoever, including without limitation to Tenant, other tenants, employees, vendors, contractors, agents; or prospective tenants;

19.	Rent for space occupied as a Project management office to the extent such space is larger than 2,000 rentable square feet;

20.	Costs of installing, maintaining and operating any specialty service operated by Landlord including without limitation, any luncheon club or athletic facility, or the repair thereof;

21.	Cost of work or replacements covered by warranties;

22.	Automobile or travel expenses for Landlord or its agents;

23.	Legal fees, space planners’ fees, real estate brokers’ leasing commissions, improvement allowances, and advertising expenses incurred in connection with the original, development or original leasing of the Project or future leasing of the Project;

24.	Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

25.	The expense of extraordinary services provided to other tenants in the Project:

26.	Fines, penalties, and interest;

27.	Insurance deductible expenses for any and all claims made by Landlord;

28.	Any recalculation of or additional Operating Costs actually incurred more than two (2) years prior to the year in which Landlord proposes that such costs by included except for taxes or utility payments;

29.	Mass transit or such other public transportation pass-through assessment, if any;

30.	Costs incurred due to Landlord’s failure to comply with laws;

31.	Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project;

32.	Expenses in connection with services or other benefits which are not provided to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Project;

33.	Costs of alterations or improvements to the Premises or the premises of other tenants;

34.	Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by unaffiliated third parties on a competitive basis;

35.	Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Project which is used in providing janitorial or similar services, to the extent such costs would exceed the costs which would be permitted as amortized capital costs above if the equipment was purchased instead of leased;

36.	All items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

37.	Electric power costs for which any tenant directly contracts with the local public service company; and

38.	Any commission paid to clerks, attendants or other persons in commercial concessions operated by Landlord, provided that any compensation paid to any concierge at the Project shall be includable as Operating Costs;

39.	Costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains, or other objects of art; and

40.	Costs that would not be included in Operating Costs by the owners of other first class buildings in the Los Angeles area.

It is understood that Operating Costs shall be reduced by all cash discounts, trade discounts; or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Project. Landlord shall make payments for goods, utilities and services in a timely manner to obtain the maximum possible discount. Landlord shall use its best efforts to effect an equitable proration of bills for services rendered to the Project and to any other properly owned by Landlord. If capital items which are customarily purchased by landlords of first-class office buildings in the Los Angeles area are leased, rather than purchased, by Landlord, the decision by Landlord to lease the item in question shall not serve to increase Tenant’s Proportionate Share of Operating Costs beyond that which would have applied had the item in question been purchased. If Landlord either (i) elects to carry a new category of insurance following the Base Year that is not carried during the Base Year (including, without limitation, earthquake insurance); or (ii) elects to carry any Project system maintenance contracts following the Base Year that are not carried during the Base Year (in either case, a “New Cost Item”), then from and after the date upon which Landlord commences paying for such New Cost Item and continuing throughout the period during which Landlord maintains such New Cost Item, Operating Costs for the Base Year shall be deemed to be increased by the amount of the cost Landlord would have incurred had Landlord maintained such New Cost Item for the same period of time during the Base Year as such New Cost Item is maintained by Landlord during such subsequent calendar year.

(d) Determination of Payment.

(i) If for any calendar year ending or commencing within the Term, Tenant’s Proportionate Share of Direct Costs for such calendar year exceeds Tenant’s Proportionate Share of Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii), below, and as additional rent, an amount equal to the excess (the “Excess”).

(ii) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Proportionate Share of Direct Costs for such calendar year, which shall be based upon the Estimate, to Tenant’s Proportionate Share of Direct Costs for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 3. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current calendar year, Tenant shall pay, with its next installment of Monthly Basic Rental due, a fraction of the Estimated Excess for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(iii) In addition, Landlord shall give to Tenant on or before the first day of April following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount, if any, of the Excess. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement, Tenant shall pay, with its next installment of Monthly Basic Rental due, the full amount of the Excess for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of rent and Estimated Excess. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, provided Landlord delivers the Statement within a reasonable period of time after April 1 of the year following the year to which such Statement relates. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of this Article 3(d) and if it is determined that the amounts paid by Tenant as Estimated Excess for such final year exceeded the actual Excess that should have been paid, Landlord shall reimburse to Tenant such overpayment amount within thirty (30) days of the date of the date on which such overpayment was determined. The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term. Provided that Tenant has paid the amount due under such Statement, Tenant shall have a period of ninety (90) days following receipt of a Statement within which to inspect at Landlord’s main office, during normal business hours, Landlord’s books and records for purposes of auditing and confirming the accuracy of the Statement, the costs reflected therein and the charges accessed pursuant thereto.

(iv) If the Project is a part of a multi-building development, then (i) those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on an equitable basis and (ii) those Direct Costs attributable to the Building (and not attributable to the entire Project) shall be allocated by Landlord to the Building.

ARTICLE 4

SECURITY DEPOSIT

Tenant shall deposit with Landlord the sum set forth in Article l.F. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision of this Lease, including but not limited to the payment of rent, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord’s general funds but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit Within thirty (30) days after the expiration of the Lease Term or termination of the Lease, and provided there exists no material uncured default by Tenant hereunder, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to Tenant’s assignee), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit any and all amounts permitted by law or this Article 4. In the event any material uncured Tenant default exists at the expiration or termination of this Lease, Landlord may retain only so much of the security deposit as is necessary and legally permitted to apply to Landlord’s damages, as provided below, and the remainder shall be promptly returned to the Tenant. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 above and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

ARTICLE 5

HOLDING OVER

Should Tenant, without Landlord’s written consent, hold over after termination of this Lease, Tenant shall become a tenant from month to month, only upon each and all of the terms herein provided as may be applicable to a month to month tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental at one hundred twenty-five percent (125%) of the rate in effect for the last month of the Term of this Lease for the first two months of such holding over, and thereafter at one hundred fifty percent (150%) of the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of any increase in Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of tie Term. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs.

ARTICLE 6

PERSONAL PROPERTY TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. Tenant shall assume and pay to Landlord at the time of paying Basic Rental any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be imposed on or on account of letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7

USE

Tenant shall use and occupy the Premises only for the use set form in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to unreasonably interfere with the rights of other tenants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental regulations or requirements (including zoning requirements) now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project excluding structural changes to the Project not related to Tenant’s particular use of the Premises or otherwise relating to, or requiring building wide work, which shall be Landlord’s responsibility, and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters. Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article.

ARTICLE 8

CONDITION OF PREMISES

Tenant hereby agrees that, except as expressly provided in this Lease, the Premises shall be taken “as is”, “with all faults”, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes. Tenant acknowledges that, except as expressly provided in this Lease, neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in an “as is” condition. Tenant has satisfied itself that its intended use is permitted under applicable zoning requirements and other laws, and the effectiveness of this Lease shall not be contingent upon Tenant’s receipt any permits or approvals regarding Tenant’s use of the Premises. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law. Tenant is leasing the Premises as it will be improved by Landlord on a build to suit basis as addressed in the Tenant Work Letter.

Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, appurtenant fixtures, and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the Common Areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project and (iii) to comply with any federal, state or local law, rule or order with respect thereto or the regulation thereof not currently in effect. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as possible, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, make any claim for constructive eviction or otherwise make claim against Landlord for interruption or interference with Tenant’s business and/or operations, except as set forth in Section 20(f) below.

ARTICLE 9

REPAIRS AND ALTERATIONS

Tenant shall keep the interior of the Premises in good condition and repair. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises shall be promptly repaired by Tenant, at its sole cost and expense, to the satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within five (5) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within five (5) days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent. Tenant shall make no alterations, changes or additions in or to the Premises (collectively, “Alterations”) without Landlord’s prior written consent, which consent may be withheld and/or conditioned in Landlord’s reasonable discretion. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations to the Premises following five (5) days written notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations (i) do not adversely affect the systems and equipment of the Building, (ii) do not require a permit, (iii) do not affect the structural aspects of the Building, and (iv) cost less than $50,000. Tenant shall construct such Alterations in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries customary “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at least thirty (30) days prior to the end of the Term, require Tenant at Tenant’s expense to remove any Alterations installed by Tenant, and to repair any damages to the Premises caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenants plans, specifications, improvements, alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 9, Landlord shall be entitled to receive an administrative/supervision fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. Notwithstanding the foregoing, however, the original improvements to the Premises as contemplated by the Tenant Work Letter shall be undertaken, completed and insured by Landlord and are not subject to the preceding provisions in this Article 9.

Landlord shall maintain and keep in good repair the structural elements, HVAC, electrical, plumbing (except in the interior of the Premises), elevators, exterior walls and windows and the public and common areas of the Project and Premises as the same may exist from time to time, except for damage or wear and tear which is the result of negligence or willful misconduct of Tenant or Tenant’s employees, contractors or agents.

ARTICLE 10

LIENS

Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors’ liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant. In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged within ten (10) days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct or to require that Tenant deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

ARTICLE 11

PROJECT SERVICES

(a) Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 7:00 a.m. to 7:00 p.m. Mondays through Fridays and 9:00 a.m. to 1:00 p.m. on Saturdays, excepting national holidays, air conditioning and heat all in such reasonable quantities as in the judgment of Landlord is reasonably necessary for the comfortable occupancy of the Premises as contemplated herein. In addition, Landlord shall provide electric current for normal lighting and normal office machines, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general office use. Janitorial and maintenance services shall be furnished five (5) days per week, excepting local and national holidays. Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical intrabuilding network cable and plumbing systems. Landlord shall not be liable for, and there shall be no rent abatement (except to the extent set forth in Section 20(f) below) as a result of, any stoppage, reduction or interruption of any such services. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and additional building services furnished to Tenant not otherwise covered within the rental payments to be made by Tenant hereunder or uniformly furnished to all tenants of the Project at the rate generally charged by Landlord to tenants of the Project.

(b) Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water.

(c) If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Article 11(a) above, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its sole and absolute discretion, to the use thereof and Landlord may cause an electric current meter or submeter to be installed in the Premises to measure the amount of such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay to Landlord, promptly upon demand therefor by Landlord, for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed.

(d) If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Article 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay Landlord’s standard charge for such after-hours use, which is currently $35.00 per hour and shall not exceed the lesser of (i) the amount charged by Landlord to any other tenant in the Project; and (ii) Landlord’s actual cost of supplying the same.

(e) Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Articles 11(c) and (d) above) utilized by Tenant in excess of the amount or type that Landlord reasonably determines is typical for general office use, provided that such charge may not exceed the lesser of (i) the amount charged by Landlord to any other tenant in the Project; and (ii) Landlord’s actual cost of supplying the same.

ARTICLE 12

RIGHTS OF LANDLORD

Landlord and its agents shall have the right to enter the Premises at all reasonable times for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Property, showing the same to prospective tenants, lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key or may enter forcibly, only in the case of an emergency, without liability to Tenant and without affecting this Lease. Notwithstanding the foregoing, however, except in the case of emergency, Landlord shall give Tenant reasonable advance notice prior to any entry into the Premises and shall otherwise cooperate, and cause Landlord’s agents and employees to cooperate, with Tenant, to ensure that any entries into the Premises are undertaken in a manner that conforms with applicable federal and state laws relating to the control of pharmaceuticals and protection of private patient information.

ARTICLE 13

INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a) Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from any and all claims arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project, except to the extent of claims arising from Landlord’s intentional misconduct or gross negligence and shall further indemnify, defend and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, except to the extent of claims arising from Landlord’s intentional misconduct or gross negligence, and Tenant hereby waives all claims in respect, thereof against Landlord, excepting to the extent the damage is caused by the gross negligence or willful misconduct of Landlord.

(b) Exemption of Landlord from Liability. Landlord shall not be liable for injury to Tenant’s business, or loss of income therefrom, or for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, theft, vandalism, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems or from intrabuilding network cable, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means or repairing the same is inaccessible to Tenant, except to the extent that any such circumstances result from Landlord’s gross negligence or intentional misconduct. Landlord shall not be liable to Tenant for any damages arising from any act or neglect of any other tenant of the building. However, the foregoing shall not diminish in any way Landlord’s repair obligations hereunder, Landlord’s covenant of quiet enjoyment hereunder or Tenant’s right to terminate in accordance with Article 16. Tenant acknowledges that Landlord’s election to provide mechanical surveillance or to post security personnel in the Project is solely within Landlord’s discretion; Landlord shall have no liability in connection with the decision whether or not to provide such services and Tenant hereby waives all claims based thereon.

ARTICLE 14

INSURANCE

(a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering failure of Tenant’s telecommunications equipment and covering all other perils, failures or interruptions.

(b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, Landlord’s property manager, Landlord’s lender(s), as additional insureds with an appropriate endorsement to the policy(s), provided that it is feasible for Tenant to cause its insurer to add all such additional named insureds. All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall famish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. No such policy shall be cancelable or subject to reduction of coverage or other, modification or cancellation except after thirty (30) days prior written notice to Landlord by the insurer, to the extent it is feasible to obtain agreement from Tenant’s insurer to add such clause. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance covered by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are extended.

(c) Waiver of Subrogation. Landlord and Tenant each agree to have their respective insurers waive any rights of subrogation that such companies may have against the other party. Notwithstanding any other provisions in this Lease to the contrary, Tenant hereby waives any right that Tenant may have against Landlord, and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss, damage or liability, including without limitation under any indemnification covenants herein, to the extent such loss, damage or liability is insurable under any policies of insurance.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord which shall not be unreasonably withheld. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty percent (50%) in the aggregate shall be deemed an assignment within the meaning and provisions of this Article 15. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a) That the proposed transferee shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

(i) The use to be made of the Premises by the proposed transferee is (a) not generally consistent with the character and nature of all other tenancies in the Project, or (b) a use which conflicts with another tenant of the Project or any other buildings which are in the same complex as the Project, or (c) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

(ii) The financial responsibility of the proposed transferee is not reasonably satisfactory to Landlord;

(iii) The proposed transferee is either a governmental agency or instrumentality thereof, unless Landlord had previously entered into a direct lease with such proposed transferee; or

(iv) Either the proposed transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed transferee (A) occupies space in the Project at the time of the request for consent, or (B) is negotiating with Landlord or has negotiated with Landlord during the three (3) month period immediately preceding the date of the proposed transfer, to lease space in the Project.

(b) Whether or not Landlord consents to any such transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorneys’ fees and costs incurred in connection with the proposed transfer, not to exceed $1,500;

(c) That the proposed transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

(d) That an executed duplicate original of said assignment and assumption agreement or other transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within ten (10) days after the execution thereof, and that such transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. Landlord shall either consent to a requested “Transfer” (as defined below) or deny consent with the reasonable reasons for doing so within thirty (30) days after Tenant provides all information required under this Article 15. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (hereinafter referred to as a “Transfer”) that (i) Tenant shall pay and continue to pay fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease he terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attomment; (iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as additional rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent and additional rent payable by a Transferee in connection with a Transfer in excess of the rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer and if such Transfer is less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. In calculating the Transfer Premium, there shall first be deducted: reasonable brokerage fees, marketing costs, tenant improvement costs incurred by Tenant to obtain an assignee or sublessee, and legal costs reasonable incurred by Tenant. Any sale assignment, hypothecation, transfer or subletting of this Lease which is not in compliance with the provisions of this Article 15 shall be void and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to an assignment or subletting be construed as relieving Tenant, any assignee, or sublessee from obtaining the express written consent of Landlord to any further assignment or subletting, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any assignee or subtenant hereunder, or a release of Tenant (or of any successor of Tenant or any subtenant).

Notwithstanding the foregoing, an assignment or subletting of all or a portion of the Premises to an Affiliate (as that term is defined below) of Tenant, shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. The term “Affiliate” shall mean any entity that is controlled by, controls or is under common control with, Tenant. “Control”, as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities or other beneficial ownership interests of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

ARTICLE 16

DAMAGE OR DESTRUCTION

If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided such repairs can, in Landlord’s sole opinion, be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the fault or neglect of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage. If repairs cannot, in Landlord’s opinion, be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make them in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, either Landlord or Tenant shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within sixty (60) days after such party learns of the necessity for repairs as the result of such damage. For purposes of the preceding sentence, the circumstances under which the Project will be deemed to be damaged to a substantial extent will include, without limitation any damage or destruction which either (a) for a period sixty (60) days renders more than twenty percent (20%) of the Premises unusable for Tenant’s business uses or (b) for a period of sixty (60) days results in Tenant being unable to operate its business in the Premises.

A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same, except to the extent of claims arising from Landlord’s intentional misconduct or gross negligence (subject to the terms of Section 14(c) above). Except for proceeds relating to Tenant’s furniture, furnishings, trade fixtures and equipment, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.

ARTICLE 17

SUBORDINATION

This Lease is subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the property or the Project, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all reasonable documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof; provided, however, that Landlord obtains from the lender or other party in question a written undertaking in favor of Tenant, pursuant to a commercially customary Subordination and Non-Disturbance Agreement (a “SNDA”), to the effect that such lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease. Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates, in the form of a SNDA or other document which also confirms the mortgage or deed of trust holder’s or other applicable party’s non-disturbance agreement. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within five (5) days after requested execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment; provided that as part of such attornment acknowledgement by Tenant, such Purchaser also acknowledges Tenant’s rights hereunder. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 18

EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord’s option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 19

DEFAULT

Each, of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:

(a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within three (3) calendar days after notice that the same is due or payable hereunder; said three (3) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;

(b) Except as set forth in items (a) above and (c) through and including (d) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure or if greater than thirty (30) days are reasonably required to cure such default if Tenant commences such cure within such thirty (30) day period and diligently prosecutes such cure to completion. Such thirty (30) day notice shall be in lieu of, and not in addition to, any required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;

(c) Abandonment or vacating or failure to accept tender of possession of the Premises or any significant portion thereof, without the payment of rent; or

(d) Tenant’s failure to observe or perform according to the provisions of Articles 7, 17 or 25 within five (5) business days after notice from Landlord.

ARTICLE 20

REMEDIES

(a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant, to the extent legally permitted, the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Article 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c) Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease, in accordance with the provisions of this Lease and as otherwise legally permitted, shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if Lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.

(e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid within ten (10) days after the same is due, a late charge equal to ten percent (10%) of the amount overdue or $100, whichever is greater, shall be assessed and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.

(f) In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, construction maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Project or Premises; (ii) any failure to provide services, utilities or ingress to and egress from the Project or Premises; (iii) the presence of hazardous materials not brought on the Premises by Tenant (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (provided Landlord is sent a notice of each of such Abatement Events) (in either of such events, the “Eligibility Period”), then the Basic Rental, parking charges and Tenant’s Proportionate Share of Direct Costs shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. If Landlord has not cured such Abatement Event within sixty (60) days after receipt of notice from Tenant, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord until such time as Landlord has cured the Abatement Event.

ARTICLE 21

TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 and California Civil Code 1950.7 above to return the security deposit, provided said security deposit is transferred to said transferee and the transferee assumes Landlord’s ongoing responsibility hereunder, including with respect to return of the security deposit at the termination or expiration of the Lease. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22

BROKER

In connection with this Lease, Tenant warrants and represents that it has had dealings only with firm(s) set forth in Article l.H. of the Basic Lease Provisions and that it knows of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold Landlord, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that Landlord may incur should such warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23

PARKING

Tenant shall rent from Landlord, and Landlord shall provide to Tenant, at no charge in addition to the other rental owing hereunder, commencing on the Commencement Date, twenty-nine (29) unreserved parking spaces set forth in Section 1(I) of the Basic Lease Provisions in the existing uncovered parking lot at the Project. Two (2) of such parking spaces shall be located immediately outside of and adjacent to the external entrance to the Premises in an exact location to be mutually agreed upon by Landlord and Tenant (the “Reserved Loading Area”), which Tenant needs as a critical aspect of its use of the Premises, for loading and unloading supplies. Tenant’s continued right to use the parking spaces is conditioned upon Tenant reasonably abiding by all reasonable and customary rules and regulations which prescribed from time to time for the orderly operation and use of the parking area where the parking spaces are located, including any sticker or other identification system established by Landlord, Tenant’s reasonable cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking area at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking area for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, that if any such construction, alteration or other project materially interferes with the available access to parking, Landlord shall make reasonable alternative parking arrangements during the course of such project. Landlord may relocate any parking spaces rented by Tenant to another location in the Project parking area. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking area in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Notwithstanding the foregoing, however, Landlord shall not make any changes to the parking arrangements at the Project, or otherwise to the Project, which results in Tenant’s loss of use of and access to the Reserved Loading Area except to the extent required by law.

ARTICLE 24

WAIVER

No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

ARTICLE 25

ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time (but not more often than once every twelve (12) months), upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant’s failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct.

ARTICLE 26

LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the lesser of (i) the interest of Landlord in and to the Project, and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to eighty percent (80%) of the then current value of the Project. No other property or assets of Landlord, or any member, officer, director, shareholder, partner, trustee, agent, servant or employee of Landlord (the “Representative”) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises. Tenant further understands that any liability, duty or obligation of Landlord to Tenant, shall automatically cease and terminate as of the date that Landlord or any of Landlord’s Representatives no longer have any right, title or interest in or to the Project. Notwithstanding anything to the contrary in this Lease, Landlord shall not be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

ARTICLE 27

INABILITY TO PERFORM

This Lease and the obligations of Tenant and Landlord hereunder (other than the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease) shall not be affected or impaired because the other party is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of the other party (collectively, a “Force Majeure”) and Landlord’s or Tenant’s obligations under this Lease which are affected by such Force Majeure (other than the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease) shall be forgiven and suspended by any such Force Majeure.

ARTICLE 28

HAZARDOUS WASTE

(a) Tenant shall not cause or permit any Hazardous Material (as defined in Article 28(b) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees, except for Hazardous Materials customarily used, handled or stored in the operation of pharmacies and general office uses, provided that any such Hazardous Materials are used, handled and stored in accordance with all applicable laws. Tenant indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project.

(b) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government.

(c) Landlord indemnifies Tenant and agrees to defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise as a result of Hazardous Materials that are located in, on or under the Project as of the Commencement Date and were not brought onto the Project by Tenant or its agents. This indemnification of Tenant by Landlord includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project as of the Commencement Date.

ARTICLE 29

SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the same are now and hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, telephone and data cabling and all articles of personal property installed or placed in the Premises, and Tenant shall repair all damage to the Premises resulting from the installation and removal of such items to be removed.

(c) All fixtures and Alterations attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord. Such fixtures and Alterations shall include but not be limited to: all floor and window coverings, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems, electrical systems, lighting systems, silencing equipment, communication systems, and all fixtures and outlets for the systems mentioned above.

ARTICLE 30

MISCELLANEOUS

(a) Severabilitv; Entire Agreement. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect. This Lease and the Exhibits and any Addendum attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by the parties hereto or their successor in interest.

(b) Attorneys’ Fees; Waiver of Jury Trial.

(i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

(ii) Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with such litigation.

(iii) EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c) Time of Essence. Each of Tenant’s covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.

(d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

(e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the project there above have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through, under or above the Premises in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.

(f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

(g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord. In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby, provided that Landlord shall use reasonable efforts to perform such renovations or additions in a manner that does not unreasonably interfere with Tenant’s use of or access to the Premises.

(h) Rules and Regulations. Tenant shall observe faithfully and comply reasonably with the Rules and Regulations attached to this Lease as Exhibit “B” and made a part hereof and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein and are not inconsistent with any of the provisions of this Lease. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. However, notwithstanding the foregoing or any provision in any Rules or Regulations as they may be modified from time to time, nothing herein or in any such Rules or Regulations shall restrict (i) Tenant from formulating, storing and handling pharmaceutical supplies at the Premises in compliance with applicable laws; (ii) Tenant from installing any security features as are legally required in connection with the storage and handling of pharmaceutical supplies, provided that Tenant keeps Landlord informed of such measures; or (iii) Tenant’s right to accept and send deliveries of pharmaceutical and other supplies through the outside entrance to the Premises and to exclusively use the Reserved Loading Area in support of such activities.

(i) Quiet Possession. Upon Tenant’s paying the Basic Rent, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery, addressed to Tenant at the Premises with a copy to Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, NY 11747, Attn: General Counsel, or to Landlord at the management office for the Project, with a copy to Landlord, c/o 12603 E. 206th Street, Lakewood, CA 90715, Attn: Steve Kroeze, with a copy to Advisors LLP, 11911 San Vicente Boulevard, Suite 265, Los Angeles, California 90049, Attn: Jordan Fishman, Esq. Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant.

(m) Persistent Delinquencies. In the event that Tenant shall be delinquent by more than fifteen (15) days in the payment of rent on three (3) separate occasions in any twelve (12) month period, Landlord shall have the right to terminate this Lease by thirty (30) days written notice given by Landlord to Tenant within thirty (30) days of the last such delinquency.

(n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate of ten percent (10%) per annum from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

(o) Access, Changes in Project, Facilities, Name.

(i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

(ii) Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within the walls, columns and ceilings of the Premises; provided that in doing so Landlord not interfere with Tenant’s use and quiet possession of the Premises and any access by Landlord to the Premises shall be in accordance with the other provisions of this Lease.

(iii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable; provided, however that in no event shall Landlord restrict Tenant’s continue use and access to the Reserved Loading Area and the Premises external entry door, as addressed elsewhere in this Lease.

(iv) Landlord may adopt any name for the Project and Landlord reserves the right to change the name or address of the Project at any time; provided that if Landlord elects to do so it shall reimburse Tenant for the cost of changing its letterhead, business cards and other materials reflecting such Project name.

(p) Signing Authority. If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the By-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord a copy of: (i) if Tenant is a corporation, such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in the form of Exhibit “D” or in some other form reasonably acceptable to Landlord, (ii) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (iii) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company. In the event Tenant fails to comply with the requirements set forth in this subparagraph (p), then each individual executing this Lease shall be personally liable for all of Tenant’s obligations in this Lease.

(q) Intentionally deleted.

(r) Survival of Obligations. Any obligations of Tenant and Landlord occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(s) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed subtenants or assignees (and their financial, legal and space planning consultants).

(t) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of Los Angeles. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(u) Exhibits and Addendum. The Exhibits and Addendum, if applicable, attached hereto are incorporated herein by this reference as if fully set forth herein.

(v) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.

(w) No Consequential Damages. Notwithstanding anything to the contrary in the Lease, neither Tenant nor Landlord shall be liable under any circumstances for injury or damage to, or interference with, the other party’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

[Signatures are on the following page.]

WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”

KROEZE KONCEPTS, INC., a California corporation

By:
Its:

“TENANT”

MEDICINE MADE EASY a California corporation

	By:	/s/ Michael P. Moran
	Its:	President & CEO

	By:	/s/ Michael P. Moran
	Its:	President & CEO

EXHIBIT “A”

PREMISES

EXHIBIT “A”

EXHIBIT “B”

RULES AND REGULATIONS

1. No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. No vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord’s prior written consent.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Notice must be given to Landlord for any large deliveries. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner designated by Landlord, and always at Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal. 4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises. Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant’s responsibility.

6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof.

7. Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.

EXHIBIT “B”

10. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not tamper with or change the setting of any thermostats or control valves.

11. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

13. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates, toasters, toaster ovens or similar open element cooking apparatus shall be permitted in the Premises.

14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

15. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.

16. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.

17. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays. Each tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons. Landlord shall have the right from time to time to establish reasonable rules pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants’ initial move-in to their premises, and final departure therefrom.

18. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).

19. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

20. The requirements of tenants will be attended to only upon application to the Office of the Project.

21. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

EXHIBIT “B”

22. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

23. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord. Tenant shall pay the cost of all electricity used for air-conditioning in the Premises if such electrical consumption exceeds normal office requirements, regardless of whether additional apparatus is installed pursuant to the preceding sentence.

24. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.

25. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall not permit the consumption in the Premises of more than 2 1/2 watts per net usable square foot in the Premises in respect of office lighting nor shall Tenant permit the consumption in the Premises of more than 1 1/2 watts per net usable square foot of space in the Premises in respect of the power outlets therein, at any one time. In the event that such limits are exceeded, Landlord shall have the right to require Tenant to remove lighting fixtures and equipment and/or to charge Tenant for the cost of the additional electricity consumed.

26. Parking.

(a) Project parking facility hours shall be 7:00 a.m. to 7:00 p.m., Monday through Friday, and closed on weekends, state and federal holidays excepted, as such hours may be revised from time to time by Landlord.

(b) Automobiles must be parked entirely within the stall lines on the floor.

(c) All directional signs and arrows must be observed.

(d) The speed limit shall be 5 miles per hour.

(e) Parking is prohibited in areas not striped for parking.

(f) Landlord shall have the right to institute a parking card system (or other system) for controlling access to the Project parking facility. To the extent an access control system in instituted, parking cards or any other device or form of identification supplied by Landlord (or its operator), if any, shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $25.00 for loss of any parking card, if issued by Landlord. There shall be a security deposit of $25.00 due at issuance for each card key issued to Tenant.

(g) To the extent an access control system in instituted, Tenant may validate visitor parking by such method or methods as the Landlord may approve, at the validation rate from time to tune generally applicable to visitor parking.

(h) Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense.

(i) Project parking facility managers or attendants (if any) are not authorized to make or allow any exceptions to these Rules and Regulations.

(j) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(k) To the extent an access control system in instituted, loss or theft of parking identification devices from automobiles must be reported to the Project parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

(l) The Parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(m) To the extent an access control system in instituted, Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(n) Tenant agrees to acquaint all employees with these Rules and Regulations.

(o) No vehicle shall be stored in the Project parking facility for a period of more than one (I) week.

27. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.

EXHIBIT “B”

EXHIBIT “C”

NOTICE OF LEASE TERM DATES

AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE:	Lease dated , 20 , between
(“Landlord”), and (“Tenant”), concerning Suite , located at .

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.

2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of                                               for a term of                                                   ending on                                                         .

3. That in accordance with the Lease, Basic Rental commenced to accrue on                                                                  .

4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to                                                               at                                                                                       .

6. The exact number of rentable square feet within the Premises is                                          square feet.

7. Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is                 %.

AGREED AND ACCEPTED:

TENANT:
,
a

By:
Its:

EXHIBIT ONLY

***DO NOT SIGN — INITIAL ONLY***

EXHIBIT “C”

EXHIBIT “D”

FORM OF RESOLUTION

CERTIFICATE OF SECRETARY

OF

ADOPTION OF RESOLUTION BY THE BOARD OF DIRECTORS

OF

                        , a

The undersigned hereby certifies that:

A.	The undersigned is now and at all times herein mentioned has been duly elected, qualified and acting Secretary of , a corporation, duly organized and existing under the Laws of the State of California and qualified and authorized to transact business in the State of California.

B.	The undersigned is in charge of maintaining the minute books and corporate records of said corporation and the following is a full, true and correct copy of a resolution duly adopted by the Board of Directors of said corporation at a meeting thereof duly held on at which meeting a quorum of said Board was at all times present and acting:

RESOLVED, that                                 , its

is hereby authorized to execute Lease between KROEZE KONCEPTS, INC., a California corporation, Landlord, and                             , a                                  corporation, Tenant, for premises located at 19300 South Hamilton Avenue, Gardena, California 90248, together with documents and instruments related to the same transaction upon such terms and conditions as the undersigned may deem appropriate.

C.	Said resolution has not been modified or rescinded and is at the date of this Certificate in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of                     , 200  .

By:
Its:	Secretary

EXHIBIT ONLY

***DO NOT SIGN — INITIAL ONLY***

EXHIBIT “D”

EXHIBIT “E”

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

Landlord shall construct the improvements in the Premises (the “Improvements”) pursuant to that certain space plan (collectively, the “Plans”) to be prepared by Landlord’s architect (the “Architect”). Unless specifically noted to the contrary on the Plans, the Improvements shall be constructed using Project-standard quantities, specifications and materials as reasonably determined by Landlord (comparable to the materials and layout being used in the construction of the improvements for the tenant in Suite 200) (“Project Standard Improvements”). Landlord shall construct the Improvements in compliance with all applicable laws and building codes. Based upon the Plans, Landlord shall cause the Architect to prepare detailed plans and specifications for the Improvements (“Working Drawings”). Landlord shall then forward the Working Drawings to Tenant for Tenant’s approval. Tenant shall approve or reasonably disapprove any draft of the Working Drawings within five (5) business days after Tenant’s receipt thereof; provided, however, that (i) Tenant shall not be entitled to disapprove any portion, component or aspect of the Working Drawings which are consistent with the Plans unless Tenant agrees to pay for the additional cost resulting from such change in the Plans as part of the Over-Allowance Amount pursuant to Section 2 below, and (ii) any disapproval of the Working Drawings by Tenant shall be accompanied by a detailed written explanation of the reasons for Tenant’s disapproval. Failure of Tenant to reasonably disapprove any draft of the Working Drawings within said five (5) business day period shall be deemed to constitute Tenant’s approval thereof. The Working Drawings, as approved by Landlord and Tenant, may be referred to herein as the “Approved Working Drawings.” Tenant shall make no changes or modifications to the Plans or the Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would directly or indirectly delay the “Substantial Completion,” as that term is defined in Section 4.1 of this Tenant Work Letter, of the Improvements in the Premises or increase the cost of designing or constructing the Improvements. As part of the construction of the Improvements, Landlord shall, at Landlord’s cost, install one five-ton HVAC unit (that is consistent with the existing HVAC units at the Project) on the roof of the Project and connect the same to the Premises. Tenant shall have the right to install one or more supplemental HVAC units in the Premises, at Tenant’s cost, provided that (a) Tenant shall not interfere with Landlord’s construction of the Improvements in the Premises; (b) Tenant shall be required to obtain Landlord’s written consent (which shall not be unreasonably withheld) prior to commencing such installation; and (c) at Landlord’s election, Tenant shall be required to install a separate electrical meter at Tenant’s cost and pay directly for the electricity used by such supplemental HVAC units.

SECTION 2

OVER-ALLOWANCE AMOUNT

In the event (i) Tenant desires for any improvements that are not consistent with Project Standard Improvements, or (ii) Tenant makes changes to the Plans or the Approved Working Drawings for the Improvements after the same have been approved, any additional costs which arise in connection therewith shall be considered to be an “Over-Allowance Amount” The Over-Allowance Amount shall be paid by Tenant to Landlord, as Additional Rent, within ten (10) days after Tenant’s receipt of invoice therefor. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord’s contribution to the construction of the Improvements.

SECTION 3

RETENTION OF CONTRACTOR;

WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Improvements (the “Contractor”) relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements, provided, however, that Landlord will agree to work together with Tenant to diligently cause the Contractor to correct any cases where the Improvements, as completed, depart from the Plans and Approved Work Drawings or are otherwise defective and to cause the Contractor, any subcontractor and any materials supplier, as applicable, to honor its warranties.. The Contractor shall be designated and retained by Landlord to construct the Improvements.

EXHIBIT “E”

SECTION 4

COMPLETION OF THE IMPROVEMENTS

4.1 Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Improvements in the Premises shall mean (and the Premises shall be deemed substantially complete) when: (i) the construction of the Improvements in the Premises pursuant to the Approved Working Drawings is fully complete, in accordance with the Plans and Approved Working Drawings, with the exception of any punch list items ; (ii) Tenant’s access to the Premises includes direct access through the outside door and Tenant has access to and use of the Reserved Loading Areas; (iii) basic utilities and services are available to the Premises; and (iv) the Premises have been inspected and approved by the appropriate government authorities. Furthermore, notwithstanding the foregoing, Substantial Completion of the Improvements shall not be deemed to be complete until and unless Tenant and its contractors, subcontractors and agents have had reasonable access to the Premises (subject to the reasonable rules of the Project) sufficient to allow Tenant an opportunity to install its furniture, tenant fixtures, work-stations, phones and other office equipment.

4.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 4.2, the Commencement Date shall occur as set forth in the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Improvements in the Premises as a result of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

4.2.2 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

4.2.3 Tenant’s request for changes in the Plans, Working Drawings or Approved Working Drawings;

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the Premises, or which are different from, or not included in, Landlord’s standard improvement package items for the Project; or

4.2.5 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Improvements in the Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Bob Fleckenstein as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Allen Wong as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4 Landlord shall clean the Premises at Landlord’s cost prior to and after Tenant’s move into the Premises.

As part of the construction of the Improvements, Landlord shall remove the existing white board from the conference room and reinstall the same on the new conference room wall.

EXHIBIT “E”

GUARANTY OF LEASE

1. Guaranty. ALLION HEALTHCARE, INC., a Delaware corporation (“Guarantor”), as a material inducement to and in consideration of KROEZE KONCEPTS, INC., a California corporation, as Landlord, entering into that certain Standard Office Lease dated August 23, 2005 (the “Lease”), with MEDICINE MADE EASY, a California corporation, as Tenant, concerning office space located at 19300 South Hamilton Avenue, Gardena, California 90248, hereby unconditionally, irrevocably guarantees and promises to and for the benefit of Landlord that Tenant shall perform all of its covenants under the Lease, including but not limited to the payment of rent and all other sums now or hereafter becoming due or payable under the Lease.

2. Standard Provisions. A separate action may be brought or prosecuted against Guarantor whether or not the action is brought or prosecuted against Tenant. If Tenant defaults under the Lease, Landlord may proceed immediately against Guarantor or Tenant, or both, or Landlord may enforce against Guarantor or Tenant, or both, any rights that it has under the Lease or against Guarantor pursuant to this Guaranty. If the Lease terminates, Landlord may enforce any remaining rights thereunder against Guarantor without giving previous notice to Tenant or Guarantor, and without making any demand on either of them. This Guaranty shall not be affected by Landlord’s failure or delay to enforce any of its rights hereunder or under the Lease. Guarantor hereby waives notice of or the giving of its consent to any amendments which may hereafter be made to the terms of the Lease, and this Guaranty shall guarantee the performance of the Lease as amended, or as the same may be assigned from time to time. Guarantor waives the right to require Landlord to (i) proceed against Tenant; (ii) proceed against or exhaust any security that Landlord holds from Tenant, or (iii) pursue any remedy in Landlord’s power. Until all of Tenant’s obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Guarantor waives its right to enforce any remedies that Landlord now has, or later may have, against Tenant until all obligations under this Guaranty are satisfied. Guarantor waives any right to participate in any security now or later held by Landlord. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty, and waives all notices of existence, creation, or incurring of new or additional obligations from Tenant to Landlord. Without limiting the generality of the preceding waivers, Guarantor hereby expressly waives any and all benefits under California Civil Code Sections 2809, 2810, 2819, 2845, 2849 and 2850. In addition, Guarantor agrees that Landlord (not Tenant) shall have the right to designate the portion of Tenant’s obligations under the Lease that is satisfied by a partial payment by Tenant. If Landlord disposes of its interest in the Lease, “Landlord,” as used in this Guaranty, shall mean Landlord’s successors in interest and assigns. If Landlord is required to enforce Guarantor’s obligations by legal proceedings, Guarantor shall pay to Landlord all costs incurred, including, without limitation, Landlord’s reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby guaranteed, or in enforcing this Guaranty against the undersigned. This Guaranty will continue unchanged by any bankruptcy, reorganization or insolvency of the Tenant or any successor or assignee thereof or by any disaffirmance or abandonment by a trustee of Tenant. Guarantor’s obligations under this Guaranty may not be assigned and shall be binding upon Guarantor’s heirs and successors. This Guaranty shall be governed by the laws of, and may be enforced in the courts of, the State of California.

Guarantor:

Dated: August , 2005.	ALLION HEALTHCARE, INC.,
a Delaware corporation

	By:	/s/ Michael P. Moran
	Its:	President & CEO

GUARANTY OF LEASE

1. Guaranty. ALLION HEALTHCARE, INC., a Delaware corporation (“Guarantor”), as a material inducement to and in consideration of KROEZE KONCEPTS, INC., a California corporation, as Landlord, entering into that certain Standard Office Lease dated August 23, 2005 (the “Lease”), with MEDICINE MADE EASY, a California corporation, as Tenant, concerning office space located at 19300 South Hamilton Avenue, Gardena, California 90248, hereby unconditionally, irrevocably guarantees and promises to and for the benefit of Landlord that Tenant shall perform all of its covenants under the Lease, including but not limited to the payment of rent and all other sums now or hereafter becoming due or payable under the Lease.

2, Standard Provisions. A separate action may be brought or prosecuted against Guarantor whether or not the action is brought or prosecuted against Tenant. If Tenant defaults under the Lease, Landlord may proceed immediately against Guarantor or Tenant, or both, or Landlord may enforce against Guarantor or Tenant, or both, any rights that it has under the Lease or against Guarantor pursuant to this Guaranty. If the Lease terminates, Landlord may enforce any remaining rights thereunder against Guarantor without giving previous notice to Tenant or Guarantor, and without making any demand on either of them. This Guaranty shall not be affected by Landlord’s failure or delay to enforce any of its rights hereunder or under the Lease. Guarantor hereby waives notice of or the giving of its consent to any amendments which may hereafter be made to the terms of the Lease, and this Guaranty shall guarantee the performance of the Lease as amended, or as the same may be assigned from time to time. Guarantor waives the right to require Landlord to (i) proceed against Tenant; (ii) proceed against or exhaust any security that Landlord holds from Tenant, or (iii) pursue any remedy in Landlord’s power. Until all of Tenant’s obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Guarantor waives its right to enforce any remedies that Landlord now has, or later may have, against Tenant until all obligations under this Guaranty are satisfied. Guarantor waives any right to participate in any security now or later held by Landlord. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty, and waives all notices of existence, creation, or incurring of new or additional obligations from Tenant to Landlord. Without limiting the generality of the preceding waivers, Guarantor hereby expressly waives any and all benefits under California Civil Code Sections 2809, 2810, 2819, 2845, 2849 and 2850. In addition, Guarantor agrees that Landlord (not Tenant) shall have the right to designate the portion of Tenant’s obligations under the Lease that is satisfied by a partial payment by Tenant. If Landlord disposes of its interest in the Lease, “Landlord,” as used in this Guaranty, shall mean Landlord’s successors in interest and assigns. If Landlord is required to enforce Guarantor’s obligations by legal proceedings, Guarantor shall pay to Landlord all costs incurred, including, without limitation, Landlord’s reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby guaranteed, or in enforcing this Guaranty against the undersigned. This Guaranty will continue unchanged by any bankruptcy, reorganization or insolvency of the Tenant or any successor or assignee thereof or by any disaffirmance or abandonment by a trustee of Tenant. Guarantor’s obligations under this Guaranty may not be assigned and shall be binding upon Guarantor’s heirs and successors. This Guaranty shall be governed by the laws of, and may be enforced in the courts of, the State of California.

Guarantor:

Dated: August , 2005.	ALLION HEALTHCARE, INC.,
a Delaware corporation

	By:	/s/ Michael P. Moran
	Its:	President & CEO